UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14C

INFORMATION REQUIRED IN INFORMATION STATEMENT

SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c) of the

Securities Exchange Act of 1934

(Amendment No  )

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ORANCO, INC.

(Name of Registrant as Specified in Charter)

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ORANCO, INC.

One Liberty Plaza

Suite 2310 PMB# 21

New York, NY 10006

To the holders of common stock of Oranco, Inc.:

Oranco, Inc., a Nevada corporation (the “Company”), on August 30, 2018, obtained the written consent of the stockholder holding a majority of the Company’s issued and outstanding shares of common stock, par value $0.001 (the “Common Stock”), to approve an amendment of the Company’s articles of incorporation, as amended, to increase the number of authorized shares of Common Stock from 100,000,000 to 500,000,000. One share of Common Stock entitles the holder thereof to one non-cumulative vote.

The details of the foregoing action and other important information are set forth in the accompanying Information Statement. The board of directors of the Company has unanimously approved the above action.

Under Section 78.320 of the Nevada Revised Statutes, action by stockholders may be taken without a meeting, without prior notice, by written consent of the holders of outstanding capital stock having not less than the minimum number of votes that would be necessary to authorize the action at a meeting at which all shares entitled to vote thereon were present and voted. On that basis, the stockholder holding a majority of the outstanding shares of voting stock of the Company approved the foregoing actions. No other vote or stockholder action is required. You are hereby being provided with notice of the approval of the foregoing action by less than unanimous written consent of the stockholders of the Company.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

By Order of the Board of Directors,

/s/ Peng Yang
Peng Yang
President, Secretary, and Director

Date: December 26, 2018

ORANCO, INC.

INFORMATION STATEMENT

CONCERNING CORPORATE ACTION AUTHORIZED BY WRITTEN

CONSENT OF STOCKHOLDERS

WE ARE NOT ASKING YOU FOR A PROXY AND

YOU ARE REQUESTED NOT TO SEND US A PROXY

General Information

This Information Statement is being furnished to the stockholders of Oranco, Inc., a Nevada corporation (“ORNC”, “Company,” “we,” “us” or “our”), to advise them of the corporate action described herein, which has been authorized by the written consent of the stockholder owning a majority of the Company’s voting stock, in accordance with the requirements of the Nevada Revised Statutes.

The Company is engaged in alcohol wholesale in China through its operating subsidiary, Fenyang Huaxin Wine Industry Development Co., Ltd. (“Huaxin”), a People’s Republic of China company located in Shanxi Province, that is 100% held by Fujian Jin’ou Trading Co., Ltd.

This Information Statement will first be mailed to stockholders on or about December 31, 2018 and is being furnished for informational purposes only.

Our board of directors has determined that the close of business on August 30, 2018 was the record date (“Record Date”) for the stockholders entitled to notice about the actions authorizing the amendment of our articles of incorporation to increase the number of authorized shares of common stock, par value $0.001 (“Common Stock”) from 100,000,000 to 500,000,000.  The foregoing amendment is referred to herein as the “Action.”

Under Section 78.320 of the Nevada Revised Statutes, any action required or permitted by the Nevada Revised Statutes to be taken at a meeting of stockholders of a Nevada corporation may be taken without a meeting, without prior notice and without a vote, if consents in writing, setting forth the action so taken, are signed by stockholders holding at least a majority of the voting power.

On August 15, 2018, our board of directors approved an amendment of our articles of incorporation to increase the number of authorized shares of Common Stock from 100,000,000 to 500,000,000 and authorized our officers to deliver this Information Statement.

As of the Record Date, Peng Yang, who then owned of record approximately 74,681,530 shares of Common Stock, representing 76.05% of the outstanding shares of Common Stock as of the Record Date, executed and delivered to us a written consent authorizing and approving the Action.

Accordingly, the Action has been approved by the holder of a majority of our issued and outstanding shares of Common Stock and no further vote or further action of our stockholders is required to approve the Action. You are hereby being provided with notice of the approval of the Action by less than unanimous written consent of our stockholders. However, under federal law, the Action will not be effective until at least 20 days after this Information Statement has first been sent to stockholders. Stockholders do not have any dissenter or appraisal rights in connection with the Action.

As the Action was approved by written consent of the holder of a majority of the Company’s voting stock as of the Record Date, there will be no stockholders’ meeting, and representatives of the principal accountants for the current year and for the most recently completed fiscal year will not have the opportunity to make a statement if they desire to do so and will not be available to respond to appropriate questions from our stockholders.

Our executive offices are located at One Liberty Plaza, Suite 2310 PMB# 21, New York, NY 10006, and our telephone number is (646) 7593614.

The Purpose and Effect of the Action

Our current articles of incorporation authorizes us to issue up to a total of 100,000,000 shares of Common Stock. As of the Record Date, there were 98,191,480 shares of Common Stock outstanding. Once the Action is complete, we will be authorized to issue up to a total of 500,000,000 shares of Common Stock.

On June 29, 2018, we completed and closed a share exchange (the “Share Exchange”) under a Share Exchange Agreement (the “Share Exchange Agreement”), entered into by and among (i) the Company; (ii) Reliant Galaxy International Limited, a British Virgin Islands company with limited liability (“Reliant”); (ii) and the shareholders of Reliant (“Sellers”) pursuant to which Reliant became a wholly owned subsidiary of ours. Pursuant to the Share Exchange Agreement, the Company acquired from the Sellers all of the issued and outstanding equity interests of Reliant as consideration in exchange for 349,296,000 newly-issued shares of Common Stock of the Company to Sellers, of which 28,000,000 were issued on June 29, 2018, the closing date of the Share Exchange, and the remaining 321,296,000 shares (“Remaining Shares”) to be issued upon the completion of the increase of the Company’s authorized shares. As a result of the Share Exchange, the Sellers, as the former shareholders of Reliant, became the controlling shareholders of the Company. The Share Exchange was accounted for under the business combination under common control of accounting.

Our board of directors has determined that in order to issue the Remaining Shares to the Sellers pursuant to the Share Exchange Agreement, it is necessary for the Company to increase the number of authorized shares of Common Stock to ensure that the Company has enough authorized shares of Common Stock. Mr. Yang, our sole director, is one of the Shareholders to whom the Remaining Shares would be issued.

Although the increase in the authorized number of shares of Common Stock will not, in and of itself, have any immediate effect on the rights of our shareholders, the upcoming issuance of the Remaining Shares could affect our shareholders in a number of respects, including by diluting the voting power of the current holders of our Common Stock and by diluting the earnings per share and book value per share of outstanding shares of our Common Stock at such time. Once effective, the board of directors will have the authority to issue any remaining authorized shares of Common Stock without requiring any further approval from our Common Stock shareholders. The issuance of additional shares of Common Stock could adversely affect the market price of our Common Stock.

The Action will effect a change in the number of authorized shares of Common Stock. The Action will not result in any change in our business, assets, liabilities or net worth (other than as a result of the costs incident to the amendment, which is immaterial) and it will not affect the rights of existing shareholders. The rights and preferences of the outstanding shares of the Common Stock will remain the same. However, the issuance of additional shares of Common Stock may result in substantial dilution to our existing stockholders, and such issuances may not require stockholder approval. Our management, including our director and officers, will remain the same after the Action.

Our board of directors considers the Action to be in the best interests of the Company and its stockholders. Other than the issuance of the Remaining Shares, we do not currently have any agreements or other commitments to issue any shares of Common Stock.

Interest of Persons in Matters to be Acted Upon

As discussed above, our officer, director and principal stockholder Mr. Peng Yang has a substantial material interest in the favorable outcome of the Action.

Effect on Outstanding Shares

The rights and preferences of the outstanding shares of the Common Stock will remain the same should the Action occur. The ownership percentages of the holders of the Company’s issued and outstanding Common Stock will not change as a result of the Amendment.

The increase in the number of authorized shares of our Common Stock will permit the Board to issue authorized and unissued shares without further stockholder action (except as may be required by applicable laws or the rules of any stock exchange or national securities association trading system on which our securities may be listed or traded). The issuance in the future of additional authorized shares may have the effect of diluting the earnings per share and book value per share, as well as the stock ownership and voting rights, of the then outstanding shares of our Common Stock. Currently, the Company intends to issue 321,296,000 shares of the Company’s Common Stock pursuant to the Share Exchange. The Company does not have any other specific agreements or arrangements to acquire any business or engage in a similar transaction or otherwise to issue additional shares of the Company’s Common Stock.

VOTING SECURITIES

At the time of the stockholder action, our issued and outstanding voting securities consisted of shares of Common Stock. There were 98,191,480 shares of Common Stock issued and outstanding as of the Record Date.

Each share of Common Stock is entitled to one non-cumulative vote on all matters submitted to the holders of Common Stock for their approval. The written consent of a majority of the outstanding shares of Common Stock was necessary to authorize the Action described herein.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information with respect to the beneficial ownership of our Common Stock as of August 30, 2018, by (i) each stockholder known by us to be the beneficial owner of more than 5% of our Common Stock (our only class of voting securities), (ii) each of our directors and executive officers, and (iii) all of our directors and executive officers as a group. To the best of our knowledge, except as otherwise indicated, each of the persons named in the table has sole voting and investment power with respect to the shares of our Common Stock beneficially owned by such person, except to the extent such power may be shared with a spouse. To our knowledge, none of the shares listed below are held under a voting trust or similar agreement, except as noted. To our knowledge, there is no arrangement, including any pledge by any person of securities of the Company or any of its parents, the operation of which may at a subsequent date result in a change in control of the Company.

Name and address of beneficial owner	Amount and nature of beneficial ownership		Percent of class (1)
Peng Yang One Liberty Plaza, Suite 2310 PMB# 21, New York, NY 10006	74,681,530 shares	(1)(2)	76.05%
Ronald Zhang One Liberty Plaza, Suite 2310 PMB# 21, New York, NY 10006	0		0%

All directors and executive officers as a group (2 persons)	74,681,530 shares		76.05%

(1)	Percentage is calculated upon the 98,191,480 shares of Common Stock outstanding as of August 30, 2018

(2)	Includes 53,121,530 shares of Common Stock held by Million Success Business Limited, an entity 100% controlled by Peng Yang.

INCREASE IN AUTHORIZED COMMON STOCK

We are currently authorized by our articles of incorporation to issue 100,000,000 shares of Common Stock. As of the Record Date, there were 98,191,480 shares of Common Stock issued and outstanding.

We are increasing our authorized shares of Common Stock so that we have a sufficient number of authorized shares of Common Stock to permit the issuance of the Remaining Shares.

Accordingly, our board of directors believes it is in our best interests and the best interests of our stockholders to increase the number of authorized shares of Common Stock to provide a sufficient number of authorized shares to allow for the issuance of the Remaining Shares and such other purposes as our board of directors determines.

The increase in the number of authorized shares of Common Stock to a level that continues to provide a meaningful number of authorized shares will permit our board of directors to issue additional shares of Common Stock without further approval of our stockholders, and our board of directors does not intend to seek stockholder approval prior to any issuance of the authorized capital stock unless stockholder approval is required by applicable law or stock market or exchange requirements.

Although from time to time we review various transactions that could result in the issuance of shares of Common Stock, other than shares of Common Stock issuable pursuant to the Share Exchange, we have not reviewed any specific transaction to date that we presently anticipate will result in a further issuance of shares of Common Stock.

On August 15, 2018, our board of directors approved an amendment of our articles of incorporation to increase the number of authorized shares of Common Stock from 100,000,000 to 500,000,000 and authorized our officers to deliver this Information Statement.

As of the Record Date, Peng Yang, who then owned of record approximately 74,681,530 shares of Common Stock, representing 76.05% of the outstanding shares of Common Stock as of the Record Date, executed and delivered to us a written consent authorizing and approving the Action.

The approval of the amendment of our articles of incorporation, as amended, to authorize the increase of the number of authorized shares of Common Stock to 500,000,000 required such board approval and the affirmative vote of the stockholder representing a majority of the issued and outstanding shares of Common Stock. Such requirements have been met, so no vote or further action of our stockholders is required to approve the amendment to our articles of incorporation to authorize the increase of the number of authorized shares of Common Stock to 500,000,000. You are hereby being provided with notice of the approval of such amendment by less than unanimous written consent of our stockholders. The Certificate of Amendment to Articles of Incorporation of Oranco, Inc. setting forth the amendment is attached to this Information Statement as Exhibit A.

Promptly after the twentieth day after the date this Information Statement has first been sent to stockholders, we intend to take all other required actions to complete the amendment of our articles of incorporation to increase the number of authorized shares of Common Stock to 500,000,000 consistent with the foregoing.

TRANSACTION INFORMATION

Summary Term Sheet

The following summarizes the information contained in this Preliminary Schedule 14C and Form 8-K/A filed on October 4, 2018, but does not contain all of the information that may be important to you. You should read carefully this Preliminary Schedule 14C and the Form 8-K/A filed on October 4, 2018, along with their respective exhibits, for a complete discussion of the Share Exchange.

●	Oranco, Inc. was incorporated under the laws of the State of Nevada, on June 10, 1977. The purposes for which the corporation was organized were: (1) to engage in any lawful business from time to time authorized by the board of directors, (2) to act as principal, agent, partner or joint venturer or in any other capacity in any transaction, (3) to do business anywhere in the world, and (4) to have and exercise all rights and powers from time to time granted to the corporation by law.

●	Reliant Galaxy International Limited is a British Virgin Islands company with limited liability (“Reliant”), which is engaged in alcohol wholesale in China through its operating subsidiary, Fenyang Huaxin Wine Industry Development Co., Ltd. (“Huaxin”). Huaxin currently focuses on the sale of Chinese Fenjiu liquor and imported wines catering to Chinese people’s ever-evolving tastes in alcohols through creative marketing strategies and innovative product designs.

●	On June 29, 2018, Oranco, Reliant, and the shareholders of Reliant entered into the Share Exchange Agreement, which closed on June 29, 2018. Pursuant to the terms of the Share Exchange Agreement, Oranco will, in exchange for all of the outstanding capital stock of Reliant, issue an aggregate of 349,296,000 new shares of Common Stock, par value $0.001 per share, to the Shareholders of Reliant, of which 28,000,000 were issued on at the closing of the Share Exchange, and the remaining 321,296,000 shares are to be issued at the completion of the increase of Oranco’s authorized shares. Upon the closing of the Share Exchange, Reliant became a wholly owned subsidiary of Oranco.

●	Pursuant to the Share Exchange, we acquired the business of Reliant, which is to engage in the sale and distribution of wines and spirits in China. As a result, we have ceased to be a shell company.

●	The Share Exchange Agreement contained customary representations and warranties and pre- and post-closing covenants of each party and customary closing conditions. The Share Exchange is intended to be treated as a tax-free reorganization under the Internal Revenue Code.

●	The issuance of shares of our Common Stock to the shareholders of Reliant in connection with the Share Exchange was not registered under the Securities Act, in reliance upon the exemption from registration provided by Section 4(a)(2) of the Securities Act, which exempts transactions by an issuer not involving any public offering, Regulation D promulgated by the SEC under that section and Regulation S promulgated by the SEC. These securities may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirement, and some of these securities are subject to further contractual restrictions on transfer.

Regulatory Approvals

None.

Reports, Opinions, Appraisals

None.

Management’s Discussion and Analysis of Financial Condition and Results of Operations

Forward-Looking Statements

The statements in this discussion that are not historical facts are “forward-looking statements.” The words “may,” “will,” “expect,” “believe,” “anticipate,” “intend,” “could,” “estimate,” “continue,” the negative forms thereof, or similar expressions, are intended to identify forward-looking statements, although not all forward-looking statements are identified by those words or expressions. Forward-looking statements by their nature involve substantial risks and uncertainties, certain of which are beyond our control. Actual results, performance or achievements may differ materially from those expressed or implied by forward-looking statements depending on a variety of important factors, including, but not limited to, weather, local, regional, national and global coke and coal price fluctuations, levels of coal and coke production in the region, the demand for raw materials such as iron and steel which require coke to produce, availability of financing and interest rates, competition, changes in, or failure to comply with, government regulations, costs, uncertainties and other effects of legal and other administrative proceedings, and other risks and uncertainties. We are not undertaking to update or revise any forward-looking statement, whether as a result of new information, future events or circumstances or otherwise.

Factors Affecting Financial Performance

We believe that the following factors will affect our financial performance:

Increasing demand for our products - The increasing demand for our Fenjiu liquor products and our imported wines products, will have a positive impact on our financial position. We plan to expand our distribution network, aimed at increasing awareness of our brand, developing customer loyalty, meeting customer demands in various markets and providing solid foundations for our continuous growth. As of the date of this Schedule 14C, however, we do not have any agreements, undertakings or understandings to expand our distribution network and there can be no guarantee that we ever will.

Expansion of our sales network - To meet the increasing demand for our products, we need to expand our sales network. In the short-run, we intend to increase our investment in personnel training, information technology applications and logistic system upgrades.

Maintaining effective control of our costs and expenses - We will focus on improving our long-term cost control strategies including establishing long-term alliances with certain suppliers. We will carry forward the economies of scale and advantages from our nationwide distribution network and diversified offerings. Moreover, we will step up our efforts in improvements over quality management, procurement processes and cost control, and give full play to the trustworthy sales teams to maximize our profit and bring a better long-term return for our shareholders.

Economic and Political Risks

Our operations are conducted primarily in the PRC. Accordingly, our business, financial conditions and results may be influenced by the political, economic and legal environment in the PRC, and by the general state of the PRC economy.

Our operations in the PRC are subject to special considerations and significant risks not typically associated with companies in North America and Western Europe. These include risks with, among others, the political, economic and legal environment and foreign currency exchange. Our Company’s results may be adversely affected by changes in the political and social conditions in the PRC, and by changes in governmental policies with respect to laws and regulations, anti-inflationary measures, currency conversions, remittances abroad, and rates and methods of taxation, among other things.

Critical Accounting Policies and Estimates

The preparation of financial statements in conformity with the U.S. generally accepted accounting principles (“U.S. GAAP”) requires the use of estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements as well as the reported amounts of revenue and expenses during the reporting period. Critical accounting policies are those accounting policies that may be material due to the levels of subjectivity and judgment necessary to account for highly uncertain matters or the susceptibility of such matters to change, and that have a material impact on financial condition or operating performance. While we base our estimates and judgments on our experience and on various other factors that we believe to be reasonable under the circumstances, actual results may differ from these estimates under different assumptions or conditions. We believe the following critical accounting policies used in the preparation of our consolidated financial statements require significant judgments and estimates. For additional information relating to these and other accounting policies, see our consolidated financial statements included elsewhere in this Schedule 14C.

Use of Estimates

The preparation of the consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements as well as the reported amounts of revenue and expenses during the reporting period. Significant estimates required to be made by management include, but are not limited to, useful lives of property, plant, and equipment, the recoverability of long-lived assets and the valuation of accounts receivable, accrued expenses and taxes payable and inventories. Actual results could differ from those estimates.

Accounts Receivable

Accounts receivable are recorded at net realizable value consisting of the carrying amount less an allowance for uncollectible accounts, as necessary. The Company reviews the accounts receivable on a periodic basis and makes general and specific allowances when there is doubt as to the collectability of individual balances. In evaluating the collectability of individual receivable balances, the Company considers many factors, including the age of the balance, the customers’ historical payment history, their current credit-worthiness and current economic trends. Accounts are written off against the allowance after efforts at collection prove unsuccessful.

Inventories

Inventories, which are stated at the lower of cost or current market value, consist of raw materials, work-in-progress, and finished goods related to the Company’s products. Cost is determined using the first in first out (“FIFO”) method. The market is the lower of replacement cost or net realizable value. Agricultural products that the Company farms are recorded at cost, which includes direct costs such as seed selection, fertilizer, labor cost and contract fees that are spent in growing agricultural products on the leased farmland, and indirect costs which include amortization of prepayments of farmland leases and farmland development cost. All the costs are accumulated until the time of harvest and then allocated to the harvested crops costs when they are sold. The Company periodically evaluates its inventory and records an inventory reserve for certain inventories that may not be saleable.

Revenue Recognition

The Company recognizes revenue from sales of wine products. Revenue from the sale of goods is recognized when the significant risks and rewards of ownership have been transferred to the buyer, provided that the Group maintains neither managerial involvement to the degree usually associated with ownership nor effective control over the goods sold. This is usually taken as the time when the goods are delivered and the customers have accepted the goods.

Fair Value of Financial Instruments

The Company follows the provisions of ASC 820, “Fair Value Measurements and Disclosures.” ASC 820 clarifies the definition of fair value, prescribes methods for measuring fair value, and establishes a fair value hierarchy to classify the inputs used in measuring fair value as follows:

Level 1 applies to assets or liabilities for which there are quoted prices in active markets for identical assets or liabilities.

Level 2 applies to assets or liabilities for which there are inputs other than quoted prices that are observable for the asset or liability such as quoted prices for similar assets or liabilities in active markets; quoted prices for identical assets or liabilities in markets with insufficient volume or infrequent transactions (less active markets); or model-derived valuations in which significant inputs are observable or can be derived principally from, or corroborated by, observable market data.

Level 3 applies to assets or liabilities for which there are unobservable inputs to the valuation methodology that are significant to the measurement of the fair value of the assets or liabilities.

The carrying value of financial instruments included in current assets and liabilities approximate their fair values because of the short-term nature of these instruments.

Results of Operations

Overview

a) For the years ended June 30, 2017 and 2016

	Years Ended June 30,		Variance
	2017	2016	Amount	%
Revenue	91,144,666	24,249,106	66,895,560	275.9%
Cost of sales	24,065,113	6,125,410	17,939,703	292.9%
Gross profit	67,079,553	18,123,696	48,955,857	270.1%
Selling and distribution expenses	2,521,950	352,887	2,169,063	614.7%
Administrative expenses	5,505,952	2,897,075	2,608,877	90.1%
Income from operations	59,051,651	14,873,734	44,177,917	297.0%
Other income	227,552	135,833	91,719	67.5%
Interest and other financial charges	3,431,027	1,976,614	1,454,413	73.6%
Income before income taxes	55,848,176	13,032,953	42,815,223	328.5%
Income taxes	14,121,343	3,441,782	10,679,561	310.3%
Net income	41,726,833	9,591,171	32,135,662	335.1%

Revenue

	Years Ended June 30,				Variance
	2017	%	2016	%	Amount	%
Sales of Fenjiu liquor products	81,973,982	89.9%	24,249,106	100.0%	57,724,876	239.3%
Sales of imported wine products	9,170,684	10.1%	0	0.0%	9,170,684	N/A
Total Amount	91,144,666	100.0%	24,249,106	100.0%	66,895,560	275.9%

Currently, we have two types of revenue streams deriving for our wine wholesale business. First, revenue generated from our Fenjiu liquor wholesale business. And second, revenue generated from our imported wine wholesale business, which commenced during the year ended June 30, 2017.

For the year ended June 30, 2017 and 2016, revenue generated from our Fenjiu liquor wholesale business was RMB 81,973,982 and RMB 24,249,106, respectively, which represented an increase of RMB 57,724,876 or 239.3%. The increase in revenue generated from our Fenjiu liquor wholesale business was mainly due to the increased sales volume of our Fenjiu liquor products.

For the year ended June 30, 2017 and 2016, revenue generated from our imported wine wholesale business was RMB 9,170,684 and Nil, respectively, which represented an increase of RMB 9,170,684. The increase in revenue generated from our imported wine wholesale business was mainly due to the increased sales volume of our imported wine products.

Cost of Sales

	Years Ended June 30,				Variance
	2017	%	2016	%	Amount	%
Sales of Fenjiu liquor products	21,645,410	89.9%	6,125,410	100.0%	15,520,000	253.4%
Sales of imported wine products	2,419,703	10.1%	0	0.0%	2,419,703	N/A
Total Amount	24,065,113	100.0%	6,125,410	100.0%	17,939,703	292.9%

For the year ended June 30, 2017 and 2016, the cost of sales from our Fenjiu liquor wholesale business was RMB 21,645,410 and RMB 6,125,410, respectively, which represented an increase of RMB 15,520,000 or 253.4%. The increase in cost of sales from our Fenjiu liquor wholesale business was mainly due to the increased sales volume of our Fenjiu liquor products.

For the year ended June 30, 2017 and 2016, the cost of sales from our imported wine wholesale business was RMB 2,419,703 and Nil, respectively, which represented an increase of RMB 2,419,703. The increase in cost of sales from our imported wine wholesale business was mainly due to the increased sales volume of our imported wine products.

Gross Profit

	Years Ended June 30,				Variance
	2017	%	2016	%	Amount	%
Sales of Fenjiu liquor products	60,328,572	89.9%	8,123,696	100.0%	42,551,030	232.9%
Sales of imported wine products	6,750,981	10.1%	0	0.0%	6,750,981	N/A
Total Amount	67,079,553	100.0%	18,123,696	100.0%	48,955,857	270.1%

Gross profit from our Fenjiu liquor wholesale business increased by RMB 42,551,030 or 232.9% for the year ended June 30, 2017, as compared to the same period of 2016. The Company adopted its strategy to sell products with fairly stable profit margins that gross profit contribution percentage was 73.6% for the year ended June 30, 2017, as compared to 74.7% for the same period of 2016.

Gross profit from our imported wine wholesale business increased by RMB 6,750,981 and the gross profit contribution percentage was 73.6% for the year ended June 30, 2017.

Selling and Distribution Expenses

For the year ended June 30, 2017, our selling and distribution expenses were RMB 2,521,950, representing an increase of RMB 2,169,063, or 614.7%, as compared to the same period of 2016. The increase was primarily due to increased advertising expenses, packaging expenses, freight charges and salaries during the year ended June 30, 2017 compared to the same period of 2016.

Administrative Expense

For the year ended June 30, 2017, our administrative expenses were $5,516,707, representing an increase of RMB 2,619,632 or 90.4%, as compared to the same period of 2016. The increase was primarily due to increased traveling expenses, hospitality expenses, office expenses, rental expenses and salaries for the years ended June 30, 2017 as compared to the same period of 2016.

Other Income

For the year ended June 30, 2017, our other income was RMB 227,552 as compared to other income of RMB 135,833 in the same period of 2016. The increase in other interest income was primarily due to increased interest income from bank deposits.

Interest and Other Financial Charges

For the year ended June 30, 2017, our interest and other financial charges were RMB 3,420,272 as compared to interest and other financial charges of RMB 1,976,614 in the same period of 2016. The increase in interest and other financial charges was primarily due to bank borrowings.

Income Taxes

For the years ended June 30, 2017 and 2016, the Company’s income taxes increased by RMB 10,679,561 or 310.3% to RMB 14,121,343 for the year ended June 30, 2017 from RMB 3,441,782 for the year ended June 30, 2016. The increase in the Company’s income taxes was primarily due to increased taxable income of the Company for the period indicated.

b) For the periods ended March 31, 2018 and 2017.

	Periods Ended March 31,		Variance
	2018	2017	Amount	%
Revenue	83,258,237	73,856,595	9,401,642	12.7%
Cost of sales	23,002,777	19,569,924	3,432,853	17.5%
Gross profit	67,079,553	54,286,671	5,968,789	11.0%
Selling and distribution expenses	3,338,043	1,691,153	1,646,890	97.4%
Administrative expenses	3,686,062	3,795,211	(109,149)	(2.9%)
Income from operations	53,231,355	48,800,307	4,431,048	9.1%
Other income	131,447	63,541	67,906	106.9%
Interest and other financial charges	1,768,720	2,566,004	(707,284)	(31.1%)
Income before income taxes	51,594,082	46,297,844	5,296,238	11.4%
Income taxes	12,623,911	11,784,144	839,767	7.1%
Net income	38,970,171	34,513,700	4,456,471	12.9%

Revenue

	Periods Ended March 31,				Variance
	2018	%	2017	%	Amount	%
Sales of Fenjiu liquor products	71,044,181	85.3%	65,895,313	89.2%	5,148,868	7.8%
Sales of imported wine products	12,214,056	14.7%	7,961,282	10.8%	4,252,774	53.4%
Total Amount	83,258,237	100.0%	73,856,595	100.0%	9,401,642	12.7%

For the nine months ended March 31, 2018 and 2017, revenue generated from our Fenjiu liquor wholesale business was RMB 71,044,181 and RMB 65,895,313, respectively, which represented an increase of RMB 5,148,868 or 7.8%. The increase of revenue generated from our Fenjiu liquor wholesale business was mainly due to the increased sales volume of our Fenjiu liquor products.

For the nine months ended March 31, 2018 and 2017, revenue generated from our imported wine wholesale business was RMB 12,214,056 and RMB 7.961,282, respectively, which represented an increase of RMB 4,252,774. The increase of revenue generated from our imported wine wholesale business was mainly due to the increased sales volume of our imported wine products.

Cost of Sales

	Periods Ended March 31,				Variance
	2018	%	2017	%	Amount	%
Sales of Fenjiu liquor products	19,242,361	83.7%	17,381,330	88.8%	1,861,031	10.7%
Sales of imported wine products	3,760,416	16.3%	2,188,594	11.2%	1,571,822	71.8%
Total Amount	23,002,777	100.0%	19,569,924	100.0%	3,432,853	17.5%

For the nine months ended March 31, 2018 and 2017, cost of sales from our Fenjiu liquor wholesale business was RMB 19,242,361 and RMB 17,381,330, respectively, which represented an increase of RMB 1,861,031 or 10.7%. The increase of cost of sales from our Fenjiu liquor wholesale business was mainly due to the increased sales volume of our Fenjiu liquor products.

For the nine months ended March 31, 2018 and 2017, cost of sales from our imported wine wholesale business was RMB 3,760,416 and RMB 2,188,594, respectively, which represented an increase of RMB 1,571,822 or 71.8%. The increase of cost of sales from our imported wine wholesale business was mainly due to the increased sales volume of our imported wine products.

Gross Profit

	Periods Ended March 31,				Variance
	2018	%	2017	%	Amount	%
Sales of Fenjiu liquor products	51,801,820	86.0%	48,513,983	89.4%	3,287,837	6.8%
Sales of imported wine products	8,453,640	16.3%	5,772,688	10.6%	2,680,952	46.4%
Total Amount	60,255,460	100.0%	54,286,671	100.0%	5,968,789	11.0%

Gross profit from our Fenjiu liquor wholesale business increased by RMB 3,287,837 or 6.8% for the nine months ended March 31, 2018, as compared to the same period of 2017. The Company adopted its strategy to sell products with fairly stable profit margins that gross profit contribution percentage was 72.9% for the nine months ended March 31, 2018, as comparted to 73.6% for the same period of 2017.

Gross profit from our imported wine wholesale business increased by RMB 2,680,952 or 46.4% for the nine months ended March 31, 2018, as compared to the same period of 2017. The gross profit contribution percentage was 69.2% for the nine months ended March 31, 2018, as compared to 72.5%. for the same period of 2017. The decrease in gross profit contribution percentage represented different product mix.

Selling and Distribution Expenses

For the nine months ended March 31, 2018, our selling and distribution expenses were RMB 3,338,043, representing an increase of RMB 1,646,890, or 97.4%, as compared to the same period of 2017. The increase was primarily due to increased advertising expenses, packaging expenses and salaries during the nine months ended March 31, 2018, as compared to the same period of 2017.

Administrative Expense

For the nine months ended March 31, 2018, our administrative expenses were RMB 3,686,062, representing a decrease of RMB 109,149 or 2.9%, as compared to the same period of 2017. The decrease was primarily due to effective control of our costs and expenses.

Other Income

For the nine months ended March 31, 2018, our other income was RMB 131,447, representing an increase of RMB 67,906 or 106.9%, as compared to the same period of 2017. The increase was primarily due to the write back of other receivables.

Interest and Other Financial Charges

For the nine months ended March 31, 2018, our interest and other financial charges were RMB 1,768,720 as compared to interest and other financial charges of RMB 2,566,004 in the same period of 2017. The decrease in interest and other financial charges was primarily due to repayment of bank borrowings.

Income Taxes

For the nine months ended March 31, 2018 and 2017, the Company’s income taxes increased by RMB 839,767 or 7.1% to RMB 12,623,911 for the nine months ended March 31, 2018 from RMB 11,784,144 for the nine months ended March 31, 2017. The increase in the Company’s income taxes was primarily due to increased taxable income of the Company for the period indicated.

Liquidity and Capital Resources

We currently finance our business operations primarily through cash flows from operations and from banks loans. Our current cash primarily consists of cash on hand and cash in bank, which is unrestricted as to withdrawal and use and is deposited with banks in China.

Management believes that our current cash, cash flows from current and future operations, and access to loans will be sufficient to meet our working capital needs for at least the next 12 months. We intend to continue to carefully execute our growth plans and manage market risk.

Treasury Policies

We have established treasury policies with the objectives of achieving effective control of treasury operations and of lowering cost of funds. Therefore, funding for all operations and foreign exchange exposure have been centrally reviewed and monitored from the top level.

Our policy precludes us from entering into any derivative contracts purely for speculative activities. Through our treasury policies, we aim to:

(a) Minimize interest risk

We will continue to closely monitor the borrowing interest rates under different currencies and new offers from banks.

(b) Minimize currency risk

In view of the current volatile currency market, we will closely monitor the foreign currency borrowings at the company level. As of March 31, 2018, June 30, 2017 and 2016, we do not engage in any foreign currency borrowings or loan contracts.

Past Contacts, Transactions or Negotiations

On December 26, 2017, Million Success Business Limited, a British Virgin Islands corporation (the “Buyer”) entered into a Share Purchase Agreement (the “Purchase Agreement”) with the then largest shareholder of the Company, Mr. Claudio Gianascio, who owned 90.4% of the total outstanding shares of the Company (the “Seller”) after careful negotiations and diligent discussions. Pursuant to the terms of the Purchase Agreement, the Seller sold to the Buyer all of his shares of common stock of the Company, par value $0.001 per share, or 38,121,530 shares of the Common Stock for $340,000 (such transaction, the “Share Purchase”). The purchase price was paid from the general working capital of the Buyer. The Share Purchase closed on December 29, 2017.

Other than the Share Purchase and the Share Exchange, we and our affiliates have not had any negotiations, transactions or material contacts during the past two years, and other than as described therein and in the Share Exchange Agreement there are no present or proposed material agreements, arrangements, understandings or relationships between our executive officers or directors or affiliates. The Share Exchange Agreement, dated as of June 29, 2018 and included in our Form 8-K filed with the SEC on July 6, 2018, is incorporated herein by reference. The Share Purchase Agreement, dated as of December 26, 2017 and included in our SC 13D filed with the SEC on January 8, 2018, is incorporated herein by reference.

Selected Financial Data And Pro Forma Information

In accordance with Item 13(a) and Item 14(b) of Schedule 14A, Reliant’s audited financial statements as of, and for the years ended June 30, 2017 and 2016, Reliant’s unaudited financial statements as of, and for the nine months ended March 31, 2018, and the accompanying notes, are included in this Preliminary Schedule 14C beginning on page 10.

In accordance with Item 14(b) of Schedule 14A, the following unaudited pro forma financial information with respect to the Share Exchange reported in this Preliminary Schedule 14C begins on page 13.

●	Unaudited Pro Forma Consolidated Balance Sheet as of March 31, 2018, and

●	Notes to the Unaudited Pro Forma Consolidated Financial Statements.

Supplementary Financial Information

Not applicable to a smaller reporting company.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

None.

QUANTITATIVE AND QUALITATIVE DISCLOSURE ABOUT MARKET RISK

Not applicable to a smaller reporting company.

DELIVERY OF DOCUMENTS TO SECURITY HOLDERS

We are delivering this Schedule 14C, along with the Annual Report on Form 10-K for the fiscal year ended June 30, 2018 and Current Report on Form 8-K filed with the SEC on July 6, 2018, as amended on September 14, 2018 and October 4, 2018, to all stockholders of record as of the Record Date.

Stockholders residing in the same household who hold their shares in the name of a bank, broker or other holder of record may receive only one Information Statement if previously notified by their bank, broker or other holder. This process, by which only one Information Statement is delivered to multiple security holders sharing an address, unless contrary instructions are received from one or more of the security holders, is called “householding.” Householding may provide convenience for stockholders and cost savings for companies. Once begun, householding may continue unless instructions to the contrary are received from one or more of the stockholders within the household.

Copies of this Schedule 14C are available promptly by calling (646) 759-3614, or by writing to Oranco, Inc., Attn: Peng Yang, One Liberty Plaza, Suite 2310 PMB# 21, New York, NY 10006. If you are receiving multiple copies of this Information Statement, you also may request orally or in writing to receive a single copy of this Information Statement by calling (646) 759-3614, or by writing to Oranco, Inc., Attn: Peng Yang, One Liberty Plaza, Suite 2310 PMB# 21, New York, NY 10006.

ORANCO, INC.

December 26, 2018

EXHIBIT A

CERTIFICATE OF AMENDMENT

TO THE

ARTICLES OF INCORPORATION

OF

ORANCO, Inc.

BARBARA K. CEGAVSKE
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

Filed in the office of	Document Number
Barbara K. Cegavske	20180361488-11
Secretary of State	Filing Date and Time: 08/15/2018 1:01 PM
State of Nevada	Entity Number: C2625-1977

Certificate of Amendment

(PURSUANT TO NRS 78.385 AND 78.390)

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Articles of Incorporation For Nevada Profit Corporations

(Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1. Name of corporation:

Oranco, Inc.

2. The articles have been amended as follows: (provide article numbers, if available)

"Article Sixth- Stock" shall be amended as follows:
The total number of shares of Capital Stock that the corporation is authorized to issue is 500,000,000 shares. The aggregate par value of all of said shares is $500,000, and the par value of each such share is $0.001.

The remaining provisions of "Article Sixth- Stock" shall remain the same.

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is: 53,121,530

4. Effective date and time of filing: (optional) Date: Time:

(must not be later than 90 days after the certificate is filed)

5. Signature: (required)

X [signature]

Signature of Officer

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.

Nevada Secretary of State Amend Profit-After
Revised: 1-5-15

SURE RICH INVESTMENT (GROUP) LIMITED

CONSOLIDATED STATEMENTS OF OPERATIONS

(Chinese Renminbi)

	Unaudited
	March 31, 2018	June 30, 2017	June 30, 2016
Revenue	83,258,237	91,144,666	24,249,106
	83,258,237	91,144,666	24,249,106

Cost of sales	23,002,777	24,065,113	6,125,410
Selling and distribution expenses	3,338,043	2,521,950	352,887
Administrative expenses	3,686,062	5,516,707	2,897,075
	30,026,882	32,103,770	9,375,336

Other income	131,447	227,552	135,833
Interest and other financial charges	1,768,720	3,420,272	1,976,614
Income before income taxes	51,594,082	55,848,176	13,032,953

Income taxes	12,623,911	14,121,343	3,441,782
Net Income	38,970,171	41,726,833	9,591,171

Attributable to:
Equity holders of the Company	37,862,781	34,091,734	6,428,743
Non-controlling interests	1,107,390	7,635,099	3,162,464
	38,970,171	41,726,833	9,591,171

Earnings per share	38,970,171	41,726,833	9,591,171
Book value per share	94,106,363	55,136,192	15,459,359
Cash dividends declared	Nil	Nil	Nil

The accompanying notes are an integral part of the consolidated financial statements.

SURE RICH INVESTMENT (GROUP) LIMITED

CONSOLIDATED BALANCE SHEETS

(Chinese Renminbi)

	Unaudited Nine months Ended	Year ended	Year ended
	March 31, 2018	June 30, 2017	June 30, 2016
ASSETS:
Current assets
Cash and cash equivalents	23,857,239	6,607,407	427,691
Inventories	8,581,472	8,597,710	5,226,421
Trade receivables	48,745,286	47,517,200	20,844,588
Deposits, prepayments and other receivables	28,303,405	31,404,225	42,371,128
Prepaid land lease	109,680	109,680	109,680
	109,597,082	94,236,222	68,979,508

Non-current assets
Property, plant and equipment	3,340,057	3,120,166	3,321,635
Prepaid land lease	4,936,840	5,019,100	5,128,780
	8,276,897	8,139,266	8,450,415
Total assets	117,873,979	102,375,488	77,429,923

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Trade payables	528,608	118,115	2,303,656
Receipts in advance, accruals and other payables	18,463,215	17,493,902	21,482,787
Current tax liabilities	4,775,793	2,627,279	534,121
Bank borrowings	-	27,000,000	10,650,000
	23,767,616	47,239,296	34,970,564

Non-current liabilities
Bank borrowings	-	-	27,000,000
	-	-	27,000,000

Share capital	1	1	1
Statutory reserve	4,249,871	4,249,871	1,325,763
Acquisition reserve	12,151,843	12,151,843	-
Retained earnings	73,714,502	35,851,721	4,684,095
Equity attributable to equity holders of the Company	90,116,217	52,253,436	6,009,859
Non-controlling interest	3,990,146	2,882,756	9,449,500
Total equity	94,106,363	55,136,192	15,459,359
Total liabilities and shareholders’ equity	117,873,979	102,375,488	77,429,923

The accompanying notes are an integral part of the consolidated financial statements.

SURE RICH INVESTMENT (GROUP) LIMITED

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY

(Chinese Renminbi)

	Share capital	Statutory reserve	Acquisition reserve	Retained Earnings/ (loss)	Attributable to the Company	Non- controlling interests	Total Equity
Balance at June 30, 2015	1	438,786	-	(857,635)	(418,848)	6,287,036	5,868,188
Total comprehensive income for the year	-	-	-	6,428,707	6,428,707	3,162,464	9,591,171
Appropriation	-	886,977	-	(886,977)	-	-	-
Balance at June 30, 2016	1	1,325,763	-	4,684,095	6,009,859	9,449,500	15,459,359

Total comprehensive income for the year	-	-	-	34,091,734	34,091,734	7,635,099	41,726,833
Acquisition reserve	-	-	12,151,843	-	12,151,843	(14,201,843)	(2,050,000)
Appropriation	-	2,924,108	-	(2,924,108)	-	-	-
Balance at June 30, 2017	1	4,249,871	12,151,843	35,851,721	52,253,436	2,882,756	55,136,192

Unaudited

Balance at June 30, 2017	1	4,249,871	12,151,843	35,851,721	52,253,436	2,882,756	55,136,192
Total comprehensive income for the period	-	-	-	37,862,781	37,862,781	1,107,390	38,970,171
Appropriation	-	-	-	-	-	-	-
Balance at March 31, 2018	1	4,249,871	12,151,843	73,714,502	90,116,217	3,990,146	94,106,363

The accompanying notes are an integral part of the consolidated financial statements.

SURE RICH INVESTMENT (GROUP) LIMITED

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Chinese Renminbi)

	Unaudited Nine months ended	Restated Year ended	Year ended
	March 31,	June 30,	June 30,
	2018	2017	2016
Operating activities
Net income	38,970,171	41,726,833	9,591,171
Adjustments to reconcile net income to cash generated by operating activities:
Depreciation and amortization	255,635	342,042	278,854
Changes in working capital:
Inventories	16,238	(3,371,289)	(138,286)
Trade receivables	(1,228,086)	(26,672,612)	(12,103,188)
Deposits, prepayments and other receivables	16,495,853	10,966,903	3,364,210
Trade payables	410,493	(2,185,541)	854,641
Receipts in advance, accruals and other payables	(10,277,206)	(1,895,727)	(35,372,907)
Cash generated by/(used in) operating activities	44,643,098	18,910,609	(33,525,505)

Investing activities
Payments for acquisition of property, plant and equipment	(393,266)	(30,893)	(143,781)
Cash used in investing activities	(393,266)	(30,893)	(143,781)

Cash flows from financing activities
Acquisition of additional interest in subsidiary		(2,050,000)
Proceeds from bank borrowings	-	-	32,950,000
Repayment of bank borrowings	(27,000,000)	(10,650,000)	-
Cash (used in)/generated from financing activities	(27,000,000)	(12,700,000)	32,950,000

Increase/(decrease) in cash and cash equivalents	17,249,832	6,179,716	(719,286)
Cash and cash equivalents, beginning of the period	6,607,407	427,691	1,146,977
Cash and cash equivalents, end of the period	23,857,239	6,607,407	427,691

Supplemental disclosure of cash flows information
Cash paid during the year for interest	(1,768,720)	(3,431,027)	(1,976,614)
Cash paid during the year for income taxes	(10,475,397)	(12,028,185)	(3,035,941)

See accompanying notes to the Unaudited Pro Forma Condensed Combined Financial Information.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

On June 29, 2018, Oranco Inc. (the “Company”) completed and closed a share exchange under a Share Exchange Agreement, entered into with the shareholders of Reliant Galaxy International Limited (“Reliant Galaxy”) to acquire their 100% of the issued and outstanding common shares in Reliant Galaxy by issuance of 349,296,000 shares of the Company’s common stock with par value of USD 0.001 each.

To rationalize the group structure for the purpose of share exchange with the Company, on 20 June 2018, Reliant Galaxy acquired 100% equity interest in Sure Rich Investment (Group) Limited (“Sure Rich”). Upon completion of this acquisition, Reliant Galaxy became the holding company of Sure Rich.

No financial information of Reliant Galaxy is filed on this Form 8-K as Reliant Galaxy is only an investment holding company with immaterial administrative costs incurred and the management considered that they have no material impacts on the unaudited pro forma condensed combined financial statements.

The following unaudited pro forma condensed combined financial statements are based on our historical financial statements and Sure Rich’s historical consolidated financial statements as adjusted to give effect to Oranco Inc.’s acquisition of Sure Rich Investment (Group) Limited and the related financing transactions.

The unaudited pro forma condensed combined statements of operations for the 9 months ended March 31, 2018 and the year ended June 30, 2017 give effect to these transactions as if they had occurred on July 1, 2016. The unaudited pro forma condensed combined balance sheet as of March 31, 2018 gives effect to these transactions as if they had been consummated at the end of the 9 months period ended March 31, 2018.

The assumptions and estimates underlying the unaudited adjustments to the pro forma condensed combined financial statements are described in the accompanying notes, which should be read together with the pro forma condensed combined financial statements.

The unaudited pro forma condensed combined financial statements should be read together with Oranco Inc.’s historical financial statements, which are included in Oranco Inc.’s latest annual report on Form10-K and quarterly report on Form 10-Q, and Sure Rich Investment (Group) Limited’s historical information included herein.

Unaudited Pro Forma Condensed Combined Statements of Operations

Nine Months Ended March 31, 2018

(Chinese Renminbi)

	Oranco Inc. Historical	Sure Rich Investment (Group) Limited Historical	Pro forma adjustments	Notes	Pro forma Combined
Revenue	-	83,258,237	-		83,258,237
	-	83,258,237	-		83,258,237

Cost of sales	-	23,002,777	-		23,002,777
Selling and distribution expenses	-	3,338,043	-		3,338,043
Administrative expenses	201,380	3,686,062	1,041,803	2a	4,929,245
	201,380	30,026,882	1,041,803		30,867,306

Other income	-	(131,447)	-		(131,447)
Interest and other financial charges	2,781	1,768,720	-		1,771,501
Income before income taxes	(204,161)	51,594,082	(1,041,803)		50,348,118

Income taxes	-	12,623,911	-		12,623,911
Net Income/(Loss)	(204,161)	38,970,171	-		37,724,207

Earnings per share					0.09

Book value per share					0.22

Cash dividends declared					Nil

See accompanying notes to the Unaudited Pro Forma Condensed Combined Financial Information.

Unaudited Pro Forma Condensed Combined Balance Sheets

As of March 31, 2018

(Chinese Renminbi)

	Oranco Inc Historical	Sure Rich Investment (Group) Limited Historical	Pro forma adjustment Note 2a	Pro forma adjustment Note 2b	Pro forma adjustment Note 2c	Pro forma adjustment Note 2d	Pro forma combined
Cash and cash equivalents	25,245	23,857,239	(1,041,803)	-	667,606	-	23,508,287
Inventories	-	8,581,472	-	-	-	-	8,581,472
Trade receivables	-	48,745,286	-	-	-	-	48,745,286
Deposits, prepayments and other receivables	162,352	27,093,069	-	-	-	-	28,465,512
Prepaid land lease	-	109,680	-	-	-	-	109,680
Total current assets	187,352	108,386,746	(1,041,803)	-	667,606	-	109,410,237

Property, plant and equipment	-	3,340,057	-	-	-	-	3,340,057
Prepaid land lease	-	4,936,840	-	-	-	-	4,936,840
Total assets	187,352	117,153,643	(1,041,803)	-	667,606	-	117,687,134

Trade payables	26,356	528,608	-	-	-	-	554,940
Receipts in advance, accruals and other payables	255,457	18,463,215	-	(260,796)	-	-	18,457,876
Current tax liabilities	-	4,775,793	-	-	-	-	4,775,793
Total liabilities	281,813	23,767,616	-	(260,796)	-	-	23,788,633

Common stock	264,763	1	-	94,749	83,451	2,311,791	2,754,755
Additional paid-in capital	2,195,680	-	-	166,047	584,155	-	2,945,882
Statutory reserve	-	4,249,871	-	-	-	-	4,249,871
Acquisition reserve	-	12,151,843	-	-	-	-	12,151,843
Reverse acquisition reserve	-	-	-	-	-	(2,311,791)	(2,311,791)
Accumulated (deficit)/surplus	(2,554,904)	78,194,648	(1,041,803)	-	-	-	74,107,941
Total shareholders’ equity	(94,461)	94,596,363	(1,041,803)	260,796	667,606	-	93,898,501

Total liabilities and shareholders’ equity	187,182	117,153,643	(1,041,803)	260,796	667,606	-	117,687,134

See accompanying notes to the Unaudited Pro Forma Condensed Combined Financial Information.

Unaudited Pro Forma Condensed Combined Statements of Operations

year ended JUNE 30, 2017

(Chinese Renminbi)

	Oranco Inc. Historical	Sure Rich Investment (Group) Limited Historical	Pro forma adjustments	Notes	Pro forma Combined
Revenue	-	91,144,666	-		91,144,666
	-	91,144,666	-		91,144,666

Cost of sales	-	24,065,113	-		24,065,113
Selling and distribution expenses	-	2,521,950	-		2,521,950
Administrative expenses	200,916	5,516,707	2,050,023	2a	7,767,646
	200,916	32,103,770	2,050,023		34,354,709

Other income	(20)	(227,552)	-		(227,572)
Interest and other financial charges	3,446	3,420,272	-		3,423,718
Income/(Loss) before income taxes	(204,342)	55,848,176	(2,050,023)		53,593,811

Income taxes	-	14,121,343	-		14,121,343
Net Income/(Loss)	(204,342)	41,726,833	(2,050,023)		39,472,468

Earnings per share				3	0.09

Book value per share					0.13

Cash dividends declared					Nil

See accompanying notes to the Unaudited Pro Forma Condensed Combined Financial Information.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

(Chinese Renminbi)

1.	Basis of presentation

The historical consolidated financial statements have been adjusted in the pro forma condensed combined financial statements to give effect to pro forma events that are (1) directly attributable to the business combination, (2) factually supportable and (3) with respect to the pro forma condensed combined statements of operations, expected to have a continuing impact on the combined results following the business combination.

The business combination was accounted for under the business combination under common control of accounting in accordance with ASC Topic 805, Business Combinations. All the assets and liabilities of the Company and Sure Rich were combined using their book values.

The pro forma combined financial statements do not necessarily reflect what the combined company’s financial condition or results of operations would have been had the acquisition occurred on the dates indicated. They also may not be useful in predicting the future financial condition and results of operations of the combined company. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors.

The combined pro forma financial information does not reflect the realization of any expected cost savings or other synergies from the acquisition of Sure Rich Investment (Group) Limited as a result of restructuring activities and other planned cost savings initiatives following the completion of the business combination.

2.	Pro forma adjustments

The pro forma adjustments are based on our preliminary estimates and assumptions that are subject to change.

(a)	These adjustments relate to the costs as following:

	USD	RMB
For the nine months ended March 31, 2018
Listing costs – legal fees	90,000	600,867
Salaries	132,000	1,040,411
Public Relation fees	6,000	408,746
Total	228,000	2,050,023

For the year ended June 30, 2017
Salaries	99,000	747,112
Public Relation fees	45,000	294,691
Total	144,000	1,041,803

(b)	This adjustment relates to the issue of 15,000,000 shares of nominal value of USD 0.001 to settle debt of RMB 260,796 (USD 41,287) owed to a Director on April 25, 2018.

(c)	This adjustment relates to the issue of 13,000,000 shares of nominal value of USD 0.001 for cash consideration of RMB 667,606 (USD 104,000) to 3 shareholders on May 30, 2018.

(d)	This adjustment relates to the issue of 349,296,000 shares of nominal value of USD 0.001 to the shareholders of Reliant Galaxy International Limited for exchange of 100% share capital of Reliant Galaxy International Limited on June 29, 2018.

3.	Pro forma earnings per share

There would be 419,487,480 shares of nominal value of USD 0.001 each in issue should these transactions had occurred on July 1, 2016.